AGREEMENT REGARDING PREFERRED STOCK

This Agreement Regarding Preferred Stock is made and entered into as of November 8, 2011, by and among Third Security Senior Staff 2008 LLC, a Virginia limited liability company, Third Security Staff 2010 LLC, a Virginia limited liability company, and Third Security Incentive 2010 LLC, a Virginia limited liability company (collectively the “Holders” and each individually a “Holder”), and Transgenomic, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Company and the Holders previously entered into that certain Series A Convertible Preferred Stock Purchase Agreement dated as of December 29, 2010 (the “Purchase Agreement”) pursuant to which the Holders purchased 2,586,205 shares of Series A Convertible Preferred Stock of the Company (the “Series A Preferred”) and received warrants (“Warrants”) to purchase an aggregate of 1,293,102 shares of Series A Preferred;

WHEREAS, in connection with entering into the Purchase Agreement, the Holders and the Company entered into a Registration Rights Agreement, dated December 29, 2010 (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide certain registration rights to the Holders with respect to the securities issuable upon conversion of the Series A Preferred, including any Series A Preferred issued in connection with the exercise of any Warrants;

WHEREAS, the Holders presently own all of the outstanding Series A Preferred and all of the Warrants;

WHEREAS, the Board of Directors of the Company has adopted Resolutions setting forth (i) a proposed amendment of the Certificate of Incorporation of the Company, attached hereto as Exhibit A, changing the Certificate of Designation of the Series A Preferred by deleting in its entirety: (a) Section 4(e)(v) thereof captioned: Adjustment of Conversion Rate after a “Diluting Issue” and (b) Section 5 thereof captioned: Optional Redemption, declaring the advisability of the amendment, and directing that the proposed Amendment be considered at the next annual meeting of the stockholders of the Company (the “Certificate Amendment”); and (ii) a proposed Amendment to the Registration Rights Agreement, attached hereto as Exhibit B, to amend the definition of “Registrable Securities” to include the shares of Common Stock issued to the Holders in connection with the transaction contemplated hereby (the “Rights Amendment,” and, together with the Certificate Amendment, the “Amendments”);

WHEREAS, the parties to this Agreement desire to agree upon certain matters relating to the Amendments and the terms of the Series A Preferred;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, the parties to this Agreement agree as follows:

1.  Definitions.  As used in this Agreement, unless the context otherwise requires:

(a)	“Agreement” means this Agreement Regarding Preferred Stock as the same may be amended, supplemented or modified in accordance with the terms hereof.

(b)	“Amendments” has the meaning assigned to such term in the recitals to this Agreement.

(c)	“Annual Meeting” means the next annual meeting of the stockholders of the Company after the date of this Agreement at which the proposed Certificate Amendment is voted upon.

(d)	“Certificate Amendment” has the meaning assigned to such term in the recitals to this Agreement.

(e)	“Common Stock” means the Company’s Common Stock.

(f)	“Company” has the meaning assigned to such term in the recitals to this Agreement.

(g)	“Holder” and “Holders” have the meanings assigned to such terms in the recitals to this Agreement.

(h)
“Person” means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or agency or political subdivision thereof) or other entity of any kind.

(i)	“Purchase Agreement” has the meaning assigned to such term in the recitals to this Agreement.

(j)	“Registration Rights Agreement” has the meaning assigned to such term in the recitals to this Agreement.

(k)	“Rights Amendment” has the meaning assigned to such term in the recitals to this Agreement.

(l)	“Series A Preferred" means the Company’s Series A Convertible Preferred Stock.

(m)
“Transferee” means any Person who becomes an owner, by issuance, assignment, sale or otherwise, of (i) Series A Preferred originally held by a Holder or (ii) any Warrants or Warrant Shares, other than a Holder.

(n)	“Warrant Shares” means the shares of Series A Preferred issuable upon exercise of the Warrants.

(o)	“Warrants” has the meaning assigned to such term in the recitals to this Agreement.

2.             Issuance of Common Stock to Holders.  Promptly upon the full execution of this Agreement, and in consideration for the waiver of certain rights by the Holders pursuant to paragraph 4 below, Company shall issue to each Holder, in proportion to their respective ownership of the Series A Preferred, the number of shares of Common Stock determined by dividing $300,000 by the last trading price for the Common Stock as of the date of this Agreement.  In the event such calculation results in a fractional share to be issued to any Holder, such fractional share shall be rounded up to the next whole share.

3.           Approval of Amendments and Voting Agreement.  The Company and each Holder consents to and approves the Amendments, subject to any requisite stockholder approval.  The Company agrees to recommend to its stockholders the approval of the Certificate Amendment and to submit such proposal to its stockholders at its next Annual Meeting of Stockholders, which the Company agrees it will hold no later than May 31, 2012.  Each Holder agrees to vote the shares of Series A Preferred, including the Warrant Shares, if any, and Common Stock owned of record by such Holder in favor of the Certificate Amendment at the Annual Meeting. In addition, each Holder agrees not to transfer, prior to the Annual Meeting, any of the Series A Preferred, Warrant Shares or Warrants owned by such Holder unless the Transferee agrees to and assumes the obligations of such Holder under this Agreement as they relate to the Series A Preferred, Warrant Shares and Warrants held by or transferred or issued to such Transferee or becomes a Holder as provided in Section 11 of this Agreement.

4.           Waiver of Holders’ Rights.   Without limiting the generality of the other obligations of the Holders under this Agreement, each Holder hereby waives and agrees not to assert, and agrees to cause its Transferees to waive and not to assert, any rights which such Holder or Transferee would have pursuant to Section 4(e)(v) or Section 5 of the Certificate of Designation of the Series A Preferred.

5.           Representations and Warranties of Holders. Each Holder hereby represents and warrants to the Company as follows:

(a)	Organization. Holder is duly organized, validly existing and in good standing under the laws applicable to its formation or organization.

(b)
Capacity, Authorization and Enforceability.  Holder has full power and authority to enter into this Agreement and to perform all its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by Holder and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms.

(c)
No Violation.  The execution, delivery and performance of this Agreement will not violate or cause a default under any of the documents applicable to the formation, organization or governance of Holder, or any law, rule or regulation of any governmental authority.

(d)
Experience.  Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Common Stock contemplated hereby.  Holder is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(e)
Information Provided Respecting the Company.  Holder is a stockholder of the Company and as such has been supplied with information and materials concerning the Company and its operations, structuring and financing.  The Company has provided Holder with the opportunity to discuss with and ask questions of the Company's representatives concerning its financial and business affairs.

(f)
Investment.  Holder is acquiring the Common Stock in the ordinary course of its business, for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Holder understands that the Common Stock to be issued to Holder pursuant to this Agreement has not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder's representations as expressed herein.

(g)
Rule 144.  Holder acknowledges that the Common Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available.  Holder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities acquired in a private placement subject to the satisfaction of certain conditions.

(h)
Ownership.   As of the date hereof Holder owns all of the Series A Preferred and Warrants it acquired pursuant to the Purchase Agreement, it has not exercised its Warrants to receive any Warrant Shares, and it has not transferred or agreed to transfer any of its rights or interests in the Series A Preferred, Warrant Shares or Warrants.

6.           Representations and Warranties of the Company.   The Company hereby represents and warrants to the Holders as follows:

(a)	Organization. The Company is duly organized, validly existing and in good standing under the laws applicable to its formation or organization.

(b)
Capacity, Authorization and Enforceability.  The Company has full corporate power and authority to enter into this Agreement and to perform all its obligations under this Agreement.  This Agreement has been duly authorized, executed and delivered by the Company and constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms.

(c)
No Violation.  The execution, delivery and performance of this Agreement will not violate or cause a default under any of the documents applicable to the formation, organization or governance of the Company, or any law, rule or regulation of any governmental authority.

7.             Notices.  All notices required or permitted to be given under this Agreement shall be in writing, addressed as hereinafter indicated, and shall be deemed to have been duly given when received if personally delivered or on the next business day if sent by an overnight express delivery service or on the third business day after mailing if sent by United States certified mail, postage prepaid.  Whenever notice is to be given to a Transferee, the notice shall be addressed to such Transferee's address as it appears in the records of the Company.

If to the Company:   Transgenomic, Inc.
12325 Emmet Street
Omaha, Nebraska 68164
Attention: Craig J. Tuttle
If to Holders:             c/o Third Security, LLC
1881 Grove Avenue
Radford, Virginia 24141
Attention: Tad Fisher

A party may change its address for notice by giving notice of such change as provided in this Paragraph 7.

8.              Binding Effect and Benefits.  The terms of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective Transferees, successors, and assigns.

9.             Term of Agreement.  This Agreement shall become effective on the date of this Agreement and shall remain in full force and effect until the first to occur of any of the following events:

(a)           The agreement in writing by all parties to this Agreement that this Agreement shall terminate, which termination shall occur at the time set forth in such written agreement; or

(b)           The Certificate Amendment has been duly approved by the stockholders of the Company at the Annual Meeting in compliance with the Delaware General Corporation Law.

10.             Entire Agreement and Amendments.  This Agreement contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior agreements among the parties pertaining to the matters covered by this Agreement.  There are no representations, warranties, promises, covenants, or understandings with respect to the subject matter of this Agreement other than those expressly set forth in this document.  No change, modification, or amendment of this Agreement shall be valid unless in writing and signed by all of the parties to this Agreement, except as provided in Paragraph 11 in connection with the addition of a Holder.

11.             Additional Holders.  Any Person who is not now a Holder but hereafter becomes a Transferee and, with the consent of the Company, becomes a party to this Agreement shall be included in the terms "Holders" and "Holder" so long as such Person holds the Series A Preferred, Warrants or Warrant Shares. Such additional Holder shall agree in writing to be bound by the terms and conditions of this Agreement, and such written agreement must be accepted by the Company in writing.

12.             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality, or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained in this Agreement.

13.             Headings.  The headings of the several paragraphs of this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

15.             Governing Law.  This Agreement shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

[Signature page follows]

Third Security Senior Staff 2008 LLC,
a Virginia limited liability company

By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of
Third Security Senior Staff 2008 LLC

Third Security Staff 2010 LLC,
a Virginia limited liability company

By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of
Third Security Staff 2010 LLC

Third Security Incentive 2010 LLC,
a Virginia limited liability company

By:	/s/ Randal J. Kirk
Name: Randal J. Kirk
Title: Manager, Third Security, LLC,
which is the Manager of
Third Security Incentive 2010 LLC

Transgenomic, Inc.,
a Delaware corporation

By:	/s/ Craig J. Tuttle
Name: Craig J. Tuttle
Title: President